UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2007

Q.E.P. CO., INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-21161	13-2983807
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1001 Broken Sound Parkway, NW Suite A

Boca Raton, Florida 33487

(Address of principal executive offices) (Zip Code)

561-994-5550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 9, 2007, Q.E.P. Co., Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Lawrence P. Levine to serve as the Company’s Senior Vice President and General Counsel beginning on November 19, 2007. Under the terms of the Employment Agreement, Mr. Levine will receive an annual base salary of $200,000. Mr. Levine will also be entitled to receive a pro-rated bonus of up to 25% of his base salary for the 2008 fiscal year. Mr. Levine will be granted 5,000 stock appreciation rights units subject to the approval of the Company’s Compensation Committee. During the term of Mr. Levine’s employment with the Company, he will receive an automobile allowance of $750.00 per month. Under the terms of the Employment Agreement, the Company will pay the premiums for health and dental benefits for Mr. Levine and his family. In addition, Mr. Levine is eligible to participate and will receive all applicable benefits under the Company’s welfare benefit plans, practices, policies, programs to the same extent as other executive officers of the Company. Mr. Levine will also be entitled to participate in all savings and retirement plans, practices, policies and programs of the Company to at least the same extent as other senior executives. In the event Mr. Levine’s employment with the Company is terminated for any reason other than cause, the Company will pay Mr. Levine his base salary and COBRA benefits for four months following his termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 26, 2007

Q.E.P. Co., Inc.

By:	/s/ Lewis Gould
Name:	Lewis Gould
Title:	Chairman of the Board of Directors and Chief Executive Officer